Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-274434) and Form S-8 (No. 333-281418, No. 333-273862-01 and No. 333-261725-01) of T1 Energy Inc. of our report dated March 31, 2025 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers AS
Oslo, Norway
March 31, 2025